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                                                                     EXHIBIT 2.3

                                    AMENDMENT
                                       TO
                    REAL ESTATE PURCHASE AND SALE AGREEMENTS


                  THIS AMENDMENT TO REAL ESTATE PURCHASE AND SALE AGREEMENTS (this "Amendment") is made and entered into as of this 6th day of October, 2000 by and among WREP 1998-1 LLC, a Delaware limited liability company ("Seller"), MADRONA PARK LLC, an Oregon limited liability company ("Madrona Park"), MADRONA PARK II, LLC, a Delaware limited liability company ("Madrona Park II) and WATUMULL G. I. JOES, LLC, an Oregon limited liability company ("Watumull"). The execution of this Agreement has been approved and joined into by WILSHIRE REAL ESTATE PARTNERSHIP L.P., a Delaware limited partnership ("WREP") and WREP-1998-1 Member Inc., a Delaware corporation ("WREP Member"), for the purposes stated in the original Agreements.

         A. On or about July 28, 2000, Watumull entered into a purchase and sale agreement with Seller (the "Watumull Purchase and Sale Agreement") which was approved and joined into by WREP and WREP Member. The Watumull Purchase and Sale Agreement pertains to the purchase and sale of two retail properties in Salem and Milwaukie, Oregon which are currently leased to G. I. Joe's, Inc. The two properties are legally described on Exhibit A attached hereto.

         B. Shortly after Watumull and Seller entered into the Watumull Purchase and Sale Agreement, Madrona Park entered into a purchase and sale agreement with Seller (the "Madrona Park Purchase and Sale Agreement"), which was approved and joined into by WREP and WREP Member. The Madrona Park Purchase and Sale Agreement pertains to the purchase and sale of two retail properties in Gresham and Tualatin, Oregon and an industrial property in Wilsonville, Oregon, all of which are currently leased to G. I. Joe's, Inc. These three properties are legally described on Exhibit B attached hereto. The properties legally described on Exhibit A and Exhibit B are hereinafter referred to as the "G. I. Joe's Properties."

         C. The G. I. Joe's Properties are subject to mortgage loan encumbrances and other security interests which Seller has granted to Credit Suisse First Boston Mortgage Capital LLC (the "Mortgage Lender"). The Mortgage Lender refused to allow Seller to sell the property to two purchasers, insisting that the existing mortgage loan be assumed by one entity. In order to satisfy the Mortgage Lender, Madrona Park, Madrona Park II and Watumull have agreed that they will cooperate with one another, acquiring the G. I. Joe's Properties in a two-step transaction. Upon completion of the two-step transaction, Madrona Park II and Watumull will each own a 50% interest in the G. I. Joe's Properties. In the first step of the transaction, Madrona Park will acquire all of the G. I. Joe's Properties from Seller and will immediately convey title to the G. I. Joe's Properties to Madrona Park II..

         D. The purpose of this Amendment is to amend the two real estate purchase and sale agreements to recognize that Madrona Park and Madrona Park II will be acquiring all of the G. I.

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Joe's Properties from Seller.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. ASSIGNMENT OF RIGHT TO PURCHASE. Watumull hereby assigns to Madrona Park and Madrona Park II, and Seller hereby consents to such assignment, all of Watumull's rights to acquire the real property described on Exhibit A. Simultaneously, upon execution of this Amendment, Madrona Park II, Madrona Joes LLC, a Delaware limited liability company, and Watumull will enter into the Agreement to Form Limited Liability Company, the form of which is attached hereto as Exhibit C.

         2. ASSUMPTION OF WATUMULL OBLIGATIONS. Upon execution hereof, Madrona Park and Madrona Park II hereby assume all of the obligations of Watumull as set forth in the Real Estate Purchase and Sale Agreement between Seller and Watumull and Watumull is hereby released from such obligations.

         3. CLOSING DEADLINE. Subparagraph 6.1(h) of the Madrona Park Purchase and Sale Agreement and Subparagraph 7.1 of the Watumull Purchase and Sale Agreement are hereby amended to read as follows:

                           "Purchaser intends to utilize funds which are currently held by Purchaser's tax accommodator to acquire the properties so that Purchaser can achieve tax deferral under Section 1031 of the Internal Revenue Code. In order to do so, this transaction must close on or before October 10, 2000. If the transaction does not close on or before that date, Purchaser will be entitled to terminate its obligations under this Agreement by written notice to Seller not later than 5 p.m. Pacific Time on October 10, 2000, and such termination shall constitute a "legal excuse" for purposes of Section 8.1. Similarly, if Seller for any reason in good faith determines that the parties will be unable to obtain mortgagee approval (as defined in Section 3.8) and complete the closing on or before October 10, 2000, then Seller may elect by notice to Purchaser to terminate this Agreement. Upon any termination under this subparagraph (by Seller or by Purchaser), Purchaser will receive a refund of its deposit but will not be entitled to receive a refund of or reimbursement for the processing fees and other costs and expenses incurred by Purchaser in pursuing the consummation of this transaction described in this Agreement."

         4. EFFICACY OF AGREEMENTS. Except as amended hereby, all other terms and

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conditions of the Madrona Park Purchase and Sale Agreement and the Watumull
Purchase and Sale Agreement shall remain in full force and effect.

                  IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the day and year first above written.

WREP-1998-1 LLC, an Oregon limited        MADRONA PARK LLC, an Oregon
liability company                         limited liability company

  By:  WREP-1998-1 MEMBER, INC.,          By:  WINKLER DEVELOPMENT
       its Member                              CORPORATION, an Oregon
                                               corporation, its Manager

   By:                                    By:
   Printed Name:                          Printed Name:  JAMES H. WINKLER
   Its:                                   Its:  PRESIDENT

JOINED IN TO BY THE UNDERSIGNED,          WATUMULL G. I. JOES, LLC, an
FOR THE PURPOSES STATED IN THE            Oregon limited liability company
AGREEMENT:
                                          By:  WATUMULL PROPERTIES
WILSHIRE REAL ESTATE                      CORP., Managing Member
PARTNERSHIP L.P.
                                          By:
  By:  WILSHIRE REAL ESTATE               Printed Name:  J. D. WATUMULL
       INVESTMENT INC., its               Its:  VICE PRESIDENT
       General Partner
                                          MADRONA PARK II, a Delaware limited
   By:                                    liability company
   Printed Name:
   Its:                                       By:  MADRONA JOES HOLDINGS,
                                                   INC., an Oregon corporation,
WREP-1998-1 MEMBER INC.,                           its Manager
a Delaware corporation
                                          By:
   By:                                    Printed Name:  JAMES H. WINKLER
   Printed Name:                          Its:  PRESIDENT
   Its: